Exhibit 16.1

April 25, 2022

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Shengshi Elevator International Holding Group, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated April 22, 2022, of Shengshi Elevator International Holding Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO